Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Warren Resources, Inc. of our summary reports dated February 18, 2015, February 21, 2014, and January 22, 2013, to the interest of Warren Resources, Inc. and its subsidiaries, relating to the estimated quantities of proved reserves of oil and gas and present values thereof, included in the annual reports on Form 10-K of Warren Resources, Inc. for the years ended December 31, 2014, December 31, 2013, and December 31, 2012, respectively. We also consent to the reference to our firm under the caption “Experts” in such registration statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons, P.E.
Danny D. Simmons, P.E. President and Chief Operating Officer

Houston, Texas

June 10, 2015